QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1.1

ARTICLES OF INCORPORATION
OF THE HELLENIC
TELECOMMUNICATIONS ORGANIZATION S.A.
(OTE S.A.)

CHAPTER A

CORPORATE NAME—OBJECTS—CORPORATE SEAT—SHARE
CAPITAL—INCREASE OF SHARE CAPITAL—PERCENTAGE OF
HELLENIC REPUBLIC SHAREHOLDING

Article 1
Corporate name

1.
The corporate name of the Company is "HELLENIC TELECOMMUNICATIONS ORGANIZATION S.A.", with distinctive title "OTE S.A." or "OTE". The corporate name in Greek and in foreign languages, the distinctive title and the logo of the Company belong exclusively to the "HELLENIC TELECOMMUNICATIONS ORGANIZATION S.A."

2.
In its transactions in foreign countries, the Company will use the corporate name in exact translation and its distinctive title in Latin or other letters, as well as its logo.

3.
In English, this corporate name is "HELLENIC TELECOMMUNICATIONS ORGANIZATION S.A." and the equivalent in the other languages. OTE also uses, exclusively and solely for its transactions, in Greece or abroad, the English corporate name "HELLENIC TELECOMMUNICATIONS" or "HELLENIC TELECOM" as well as the equivalent corporate name in other languages. No other company, or entity providing similar or non-similar activities, other than OTE, may use the corporate names

  "TELECOMMUNICATIONS OF GREECE",

  "GREEK TELECOMMUNICATIONS",

  "GREECE-TELECOMMUNICATIONS",

  "HELLAS-TELECOMMUNICATIONS", or the aforementioned with mutual transfer of the words or with addition of conjunctive words, punctuation marks or other symbols or abbreviations, as well as their equivalents in other languages or their abbreviations. The abbreviation of the word TELECOMMUNICATIONS is the word COMMUNICATIONS. The subsidiary companies of OTE may bear names of the present article, as part of their corporate name.

Article 2
Object

1.
The object of the Company is the exercise of the following activities:

(a)
The installation, operation, exploitation, management and development of every kind of telecommunication infrastructure, on a local, national, interstate, and international level.

  (b)
  The provision, development, exploitation and management of local, national and international telecommunications and all services connected thereto, such as voice services, data and picture, in real time or not, the production, compilation, storage, retrieval, processing, management, transmission and provision of information, in real time or not in a compressed or other from using every type of technological means of transmission which is already in use or to be developed in the future, as well as the study and creation of every project related thereto.

  (c)
  The development, installation, operation, management and exploitation of services of every nature relating to mobile or fixed communications.

  (d)
  The development, installation, exploitation of satellite communications of every nature and the provision of satellite communications to third parties or the imposition of encumbrances thereupon.

  (e)
  The undertaking of activities connected to telecommunications, including the designing of systems as well as the development, production, use, sale, renting, leasing and maintenance of telecommunications equipment.

  (f)
  The acquisition of title in telecommunications equipment and of the media for the provision of telecommunications services and the acquisition of rights of ownership, use or exploitation by means of purchase, lease or otherwise, of moveable or fixed assets or of rights wherever such may be located, and the right to dispose of the same or to impose encumbrances upon the same.

  (g)
  The development, installation, operation, management and exploitation of new services, based on new technological developments in the field of telecommunications, information systems, multimedia, and the internet, as well as of any other service that can be offered through the network of the Company or through other networks to which the Company, has or may have access, granted upon a license.

  (h)
  The supply, distribution and sale (trade) of all kinds of products which will advertise and promote the 2004 Olympic Games.

2.
During the implementation of its plans OTE also exercises the following activities:

(a)
the establishment of subsidiary companies, with the participation or not of third parties, natural or legal persons, of private law or public law, within or outside of the European Union, which will exercise the aforementioned activities or business projects of field of the Hellenic Telecommunications Organization S.A.—OTE, as the Board of Directors of OTE decides pursuant to the relevant provisions of the Codified Law 2190/1920, and in accordance with the organization schedule of the OTE Group of Companies.

(b)
the participation of OTE or that of its subsidiary companies in foreign telecom organizations and companies which exercise any activity connected to that of OTE, or develop new technologies, systems and activities relevant to the communications as well as any other connected, in a broad sense, activity.

(c)
the provision of services and the growth of business initiative by OTE or its subsidiary companies or by companies it incorporates or by joint-ventures, collaborations or co-operations of any kind in which OTE or its subsidiary companies participate, in the following fields:

•
portfolio management.

    •
    leasing, to be effected by subsidiary companies, in accordance with the provisions in effect, the development of portfolio of securities of companies engaging in business objects similar to those of the companies of the Group.

    •
    the elaboration of technical, economic, organizational studies having the object of the construction, operation, organization, administration, maintenance of any kind of telecommunications installations, units or projects, including pilot and any other kind of constructions.

    •
    the provision of services for the electronic processing of data, use of computes, data bases and services through the Internet.

    •
    the professional training of the human resources of the Group, other connected undertakings and organizations and the support of third parties operation with personnel.

    •
    the development of every financial activity, including, without being limited to the granting of guarantees or loans in favor of subsidiary companies and third parties with which OTE or its subsidiary companies cooperate or participate in common business plans, the issuance of bills of exchange, bills, bonds or other negotiable instruments, granting of liens and encumbrances and any other commensurate action which is considered to be supportive of the development of the activities of OTE and its subsidiaries, even if such is not expressly referred to. Additionally, the undertaking of any commercial or investment activity and giving priority to the implementation of projects of high technology in the field of telecommunications, in the broad sense.

    •
    the exploitation of the real estate, maintenance, expansion and administration of real estate in use and in general the involvement in the international market of real-estate business, classified under any functional form and category.

3.
It is OTE's obligation to take all approved measures in order to safeguard the confidentiality of communications to all subscribers, including the public sector and the armed forces, to ensure the safety of information in connection with existing or communication systems under development as well as inter-ally communication systems and to ensure the maintenance, organization and development of the communications systems and of the public services and armed forces with regard to telecommunications services which the public services and the armed forces request and are provided by the Company for reasonable consideration and in accordance with the agreements and contracts as in force each time and the provisions of applicable law.

Article 3
Corporate Seat

        The corporate seat of the Company is the Municipality of Maroussi.

        The Company, by means of a resolution adopted by its authorized bodies, may incorporate branch offices, agencies and agent offices or offices in areas of Greece or abroad. Each and every resolution adopted on such matters shall include a summary of the terms of the operation and management of the aforementioned branch offices, agencies and agent offices or other offices.

Article 4
Duration

        The duration of the Company is determined at one hundred years as of the date of publishing in the Government Gazette of No. 88498/96 Common Ministerial Decision (GG, Issue B' 1165/27.12.1996). The duration of the Company can be extended at any time, pursuant to a resolution of the shareholders General Assembly.

Article 5
Share Capital

1.
The share capital of the Company amounts to Euros one billion, one hundred seventy four million, one hundred nine thousand, seven hundred twenty four and sixty one cents (1,174,109,724.61) and is divided into four hundred ninety one million, two hundred fifty nine thousand two hundred ninety nine (491,259,299) ordinary registered shares of nominal value two Euros and thirty nine cents (2.39) each.

2.
The Share capital was determined as follows:

(a)
Pursuant to the resolution dated 06.03.1996 Self-Called General Assembly of the shareholders, and pursuant to the provisions of Law 2374/1996 which governs the "Introduction of stock of the Hellenic Telecommunications Organization S.A. ("OTE") in the Athens Stock Exchange ("X.A.A.") and other provisions" the share capital of the Company amounted to three hundred and sixteen billion four hundred and ninety-nine million one hundred and forty-eight thousand (316,499,148) Drachmas divided into four hundred and twenty-one million nine hundred & ninety-eight thousand eight hundred and sixty-four (421,998,864) common registered shares of nominal value seven hundred and fifty (750) Drachmas each. Following this and pursuant to the resolution adopted on 14.6.1997 at the Extraordinary General Assembly of the shareholders, the share capital of the Company was increased by twenty three billion, seven hundred and thirty seven million, four hundred and thirty six thousand, two hundred and fifty Drachmas (23,737,436,250), with the payment in cash and the issuance of thirty-one million, six hundred and forty nine thousand, nine hundred and fifteen (31,649,915) new common registered shares with nominal value of seven hundred and fifty Drachmas (750) each. As a consequence of the aforementioned increase, the share capital of Company amounted to three hundred and forty billion, two hundred and thirty six million, five hundred and eighty four thousand, two hundred and fifty (340,236,584,250) Drachmas, divided into four hundred and fifty three million, six hundred and forty eight thousand, seven hundred and seventy nine (453,648,779) common registered shares, of nominal value seven hundred and fifty Drachmas (750) each.

(b)
Pursuant to the resolution dated 17.6.1998 of the Ordinary General Assembly of the shareholders, the share capital was increased by thirty seven billion, eight hundred and four million, sixty five thousand Drachmas, from the capitalization of the reserves that resulted from the readjustment of the value of the real property of the Organization which took place on the 31.12.1996 in accordance with the provisions of Law 2065/1992, and with the issuance of fifty million, four hundred and five thousand, four hundred and twenty (50,405,420) new common registered shares, with a nominal value of seven hundred fifty (750) Drachmas each. As a consequence of the aforementioned increase, the share capital of the Company amounted to three hundred and seventy eight billion, forty million, six hundred and forty nine thousand, two hundred and fifty Drachmas (378,040,649,250), divided into five hundred and four million, fifty four thousand, one hundred and ninety nine (504,054,199) common registered shares with a nominal value of seven hundred and fifty Drachmas each.

  (c)
  Pursuant to the resolution dated 25.6.2001 of the Ordinary General Assembly of the shareholders the denomination and conversion pursuant to the provisions of Law 2842/2000 of the nominal value of the share and of the share capital into Euro was approved as was the decrease of the share capital, as a result of rounding down, by one hundred and seventy six million, four hundred and eighteen thousand, nine hundred and seventy (176,418,970) Drachmas or five hundred and seventeen thousand, seven hundred and thirty seven Euro and twenty six cents (517,737.26), with the creation of a special depositary account "Difference resulting from the conversion of share capital into Euro". As a consequence of the aforementioned the nominal value of the share is now seven hundred and forty nine and sixty five (749.65) Drachmas or two Euro and twenty cents (2.20) each, and the share capital of the three hundred and seventy eight billion forty thousand, six hundred and forty nine, two hundred and fifty (378,040,649.250) Drachmas was decreased by the aforementioned amount and now amounts to three hundred and seventy seven billion, eight hundred and sixty four million, two hundred and thirty thousand, two hundred and eighty (377,864,230,280) Drachmas or one billion, one hundred and eight million, nine hundred and nineteen thousand, two hundred and thirty seven Euro and eighty cents (1,108,919,237.80) and is divided into five hundred and four million, fifty four thousand, one hundred and ninety nine (504,054,199) ordinary registered shares of nominal value as set out hereinabove.

  (d)
  Pursuant to a resolution dated 17.10.2002 of the Extraordinary General Assembly of the Shareholders, the share capital was increased by ninety fine million seven hundred and seventy thousand, two hundred and ninety seven euros and eighty one cents (95,770,297.81) arising from capitalization of reserves at the amount of ninety four million five hundred and eighteen thousand, three hundred and twenty nine euros and eighty two cents (94,518,329.82) that resulted from the readjustment of the value of the real property of the Company which took place on 31.12.2000 in accordance with the provisions of Law 2065/1992, and at the amount of one million two hundred and fifty one thousand, nine hundred sixty seven euros and ninety nine cents (1,251,967.99), from non distributed reserves of a previous capitalization which took place on 31.12.1996, in accordance with the same above provisions. The above capitalization was effected by the increase of the nominal value of the shares at 19 cents (0.19) each.

  As a consequence of the aforementioned share capital increase, the share capital of the Company amounted to Euros one billion two hundred four million, six hundred eighty nine thousand, five hundred and thirty five and sixty one cents (1.204.689.535,61) and is divided into five hundred and four million, fifty four thousand, one hundred and ninety nine (504.054.199) ordinary registered shares of nominal value two Euros and thirty nine cents (2,39) each.

  (e)
  by its resolution of 17.06.04 the Ordinary General Shareholders Assembly reduced the share capital by 30,579,811 euros following the cancellation of 12,794,900 shares which the General Shareholders Assembly had authorized the company to purchase, pursuant to Article 16 of Codified Law 2190/1920, with a view to supporting the share price; the said shares were neither sold nor distributed within the deadlines stipulated in the aforementioned Article. By virtue of this reduction, the share capital of the company currently amounts to Euros one billion, one hundred seventy four million, one hundred nine thousand, seven hundred twenty four and sixty one cents (1,174,109,724.61) and is divided into four hundred ninety one million, two hundred fifty nine thousand two hundred ninety nine (491,259,299) ordinary registered shares of nominal value two Euros and thirty nine cents (2.39) each.

3.
A shareholder of the Company is deemed any person registered on the registry of the Central Securities Depositary by way of derogation from the provisions of article 8b of Codified Law 2190/1920.

4.
The time of issuance of the shares is deemed to be the time of registration on the registry of the Central Securities Depositary.

Article 6
Capital Increase

1.
Without prejudice to paragraph 3 of the present article, it is determined that during the first five (5) years from the incorporation of the Company or within five (5) years from the relevant decision of the General Assembly, the Board of Directors is entitled to, upon a resolution reached by the quorum and by the majority of the same as specified by the Codified Law 2190/1920:

(a)
Increase the share capital with the issuance of new common or preferential shares without a voting right. The amount of the increases cannot exceed the amount of the share capital that has already been initially paid in or of the capital that has been paid in at the date of the adoption of the relevant resolution of the General Assembly.

(b)
Issue a bond up to an amount not exceeding half of the paid in share capital by means of the issuance of a bond convertible each time into preferred shares without a voting right. In such an event the provisions of paragraphs 2 and 3 of article 3a of Codified Law 2190/1920, as in force, shall apply.

  The powers mentioned hereinabove of the Board of Directors may be renewed by the General Assembly for a period not exceeding five (5) years per each renewal.

2.
Without prejudice to paragraph 3 of the present article, during the first five (5) years from the incorporation of the Company, the General Assembly has the right upon its resolution, reached pursuant to the provisions of the quorum of paragraph 1 and 2 of article 29 of Codified Law 2190/1920, and the majority of paragraph 1 of article 31 Codified Law 2190/1920, as in force, to increase the share capital, wholly or in part, by means of the issuance of new shares up to five times the initial share capital.

3.
By way of exception to the provisions of the two previous paragraphs, in the event the capital reserves of the Company exceed one fourth (1/4) of the paid in share capital, the resolution of the General Assembly with the extraordinary quorum and majority pursuant to article 26 of the present articles of association will be always necessary.

4.
The increases to the share capital which are resolved upon in accordance with paragraphs 1 and 2 of this article, do not constitute an amendment to the Articles of Incorporation.

Article 7
Percentage of Participation of the Greek State

1.
The Hellas State retains at least one third (1/3) of the share capital of the Company.

2.
The Hellenic State may distribute one percent (1%) of the percentage of its participation in the share capital of the Company to the Personnel Security Fund of the Hellenic Telecommunications Organization S.A.—OTE free of charge. The transferred percentage of shares cannot be forfeited and is unalienable. This distribution is exempted of all tax, charge, stamp duty, contribution, right or any other charge in favor of the State or any third party.

CHAPTER B

ADMINISTRATION BODIES—PROHIBITION OF COMPETITION—
IMPEDIMENTS AND INCOMPATIBILITY FOR MEMBERS OF
BOARD OF DIRECTORS—PROTECTION OF THE
REPRESENTATIVES OF THE EMPLOYEES

Article 8
Administration Bodies

        The administrative bodies of the Company are the Board of Directors and the Managing Director.

Article 9
Board of Directors

1.
The Board of Directors, in its capacity as the foremost administrative body of the Company, mainly forms the strategy and development policy of the Company. First and foremost obligation of the Board of Directors is to look to the enhancement of the long term value of and Company and protection of the general interests thereof. Within its scope of authority, the Board of Directors resolves upon every matter pertaining to the Company's administration, the management of its assets and generally to the attainment of its object, with the exception of those matters falling within the exclusive competence of the General Assembly.

2.
More specifically, the Board of Directors:

(a)
Introduces all the items of the agenda to the General Assembly.

(b)
Prepares and approves upon the recommendation of the Managing Director, the annual financial statements of the Company and submits them to the Ordinary General Assembly together with the auditors' report.

(c)
Convokes the Ordinary or Extraordinary General Assembly of the shareholders of the Company, when such is provided by the law or is deemed necessary.

(d)
Approves the strategy of the Company including its inter-business cooperation with the aim of reinforcing its competitive position in the Greek and international market.

(e)
Is informed systematically on the course of OTE and the implementation of its program with a view to protecting the broader interests of the Company.

(f)
Decides upon the establishment of subsidiaries and upon the participation in other companies in Greece or abroad, pursuant to article 2 of these Articles of Incorporation.

(g)
Decides upon the establishment of branches and offices in Greece and abroad.

(h)
Devolves specific responsibilities to members of the Board of Directors or Company officers or third parties or Board Committees established by Board resolution.

(i)
Takes measures to stabilize and further enhance the Company's share price on the Athens Stock Exchange.

(j)
Decides upon the increase of share capital by way of issuing new shares and by raising a bond loan convertible to shares, pursuant to the terms and conditions laid down in L.3156/2003.

Article 10
Election, Composition and Term of the Board of Directors

1.
The Board of Directors consists of nine (9) or eleven (11) members, which may be or not be shareholders of the Company. Directors are distinguished between executive and non-executive Directors; at least two of the Directors of the Board must be independent. Board Directors are elected by the General Shareholders Assembly, which at every meeting resolves upon the exact number of Directors of the Board and appoints two independent Directors from amongst them.

2.
Board Directors are elected by the General Shareholders Assembly and serve for a 3-year term. The Board's synthesis is renewed by 1/3 of its Directors every year. When eleven (11) Directors serve on the Board and in order to achieve the number corresponding to one third of renewable Directors for the year, the fraction that results therefrom is omitted on the first two years. In this case, on the third year, the remaining number of Directors is renewed up until the filling of 11 members. Without prejudice to paragraph 4 of the present Article, the term of each Director commences on the day of its election by the General Shareholders Assembly and terminates three (3) years from the election, on the day the General Shareholders Assembly meets.

3.
Exceptionally for the first election of Board Directors, following approval of these Articles of Incorporation, and in cases where all Directors have been replaced, the General Shareholders Assembly will—if they have decided upon the election of a 9-Director Board—elect three (3) Directors for a one-year term, three (3) Directors for a 2-year term and three (3) Directors for a 3-year term; if the General Shareholders Assembly have decided the election of a 11-Director Board, then three (3) Directors will serve for one year, three (3) Directors will serve for two years and five (5) Directors will serve for three years. The length of term of each Director will be determined upon the number of votes they receive at the General Shareholders Assembly so that, the three (3) Directors with the top number of votes in a 9-Director Board and the five (5) Directors with the top number of votes in a 11-Director Board will serve a term of three years, the second tier of Directors will serve a term of two years and the remaining one tier of Directors will serve for one year. In case of equality in votes, selection shall take place by lot.

4.
Board Directors may always be re-elected and can be revoked any time by the General Shareholders Assembly

5.
In the event of resignation, death or any other reason of one or more than one Directors prior to the expiration of their term, the Board shall, with at least five (5) of the remaining Directors, present or represented, elect temporary replacement(s) for the remaining term of service of the Director(s) being replaced and under the same capacity of executive, non-executive or independent Director. The election(s) are subject to approval at the next General Shareholders Assembly (ordinary or extraordinary). The actions of the replacing Directors, thus elected, are valid even if their election is not approved at the General Shareholders Assembly.

6.
The continued absence or non-representation of a Director at the meetings of the Board of Directors for more than six (6) months is deemed as a resignation of such Director; the Board will resolve thereupon at its first meeting immediately after the resignation has taken effect.

7.
Any Director notice of resignation must be sent to the Board of Directors and takes effect upon its reception thereby, without prior approval.

8.
The terms of compensation, remuneration, provision of services etc of Directors are recommended by the Board of Directors and approved by the General Shareholders Assembly, pursuant to Articles 23a and 24 of Codified Law 2190/1920. If Directors are elected to the Board among the Company's personnel, they will be considered to be on service duty during their Board term, and will be paid their normal wages without being eligible to the remuneration of the other Directors serving on the Board.

Article 11
Incorporation and Operation of the Board of Directors

1.
Immediately following its election by the General Shareholders Assembly, and every time the Chairman or the Managing Director or the Vice-Chairman positions are vacant the Board of Directors convenes and is incorporated as a body. In such cases the status of Directors as executive or non-executive member is defined. Non-executive Directors include independent Directors who are designated by the General Shareholders Meeting. The first meeting of the Board of Directors is held following convocation of the Director with the top number of votes and in case of the latter's absence, but the Director with the second highest number of votes and so forth. During this meeting, the Chairman, the Vice Chairman and the Managing Director are elected. The capacity of the Chairman and of the Managing Director may coincide in the same person.

  The Board of Directors convenes at the corporate seat of the Company and upon invitation by its Chairman, once every calendar month at a time and day designated by the Chairman and extraordinarily when the Chairman deems it necessary, without prejudice to paragraph 4 of the present Article.

2.
The Vice-Chairman replaces the Chairman in case the latter is absent or unable to perform his duties and a Board Director, designated by the Board of Directors, replaces the Vice-Chairman in case the latter is also absent or unable to perform his duties.

3.
The Chairman sets the agenda of the meetings, chairs the meetings of the Board and coordinates its works.

4.
Upon the application of at least two (2) Directors, in which application issues to be discussed are defined in a specific procedure, the Chairman must

(a)
extraordinarily convoke the Board, defining the Board's meeting date, which cannot be more than ten days from the day the application was placed,

(b)
enlist the issues to be discussed, as applied for by at least two (2) Directors, as well as any other issue on the agenda of the first meeting of the Board of Directors, to be held following the said application.

5.
The Chairman sets the agenda of the meetings and the issues are included in the invitation, which is sent to the directors at least two (2) working days before the commencement of the meeting.

6.
The Board of Directors stands in quorum and holds a lawful meeting, when half plus one of its Directors are present or represented thereat. The fraction that results from the calculation of the number necessary for quorum is omitted. Every Director may represent only one Director. The resolutions of the Board of Directors are adopted by absolute majority of the Directors present and represented.

7.
Minutes are kept in every meeting of the Board of Directors and they are ratified immediately or during the next meeting. Copies or excerpts of the book of minutes are ratified by the Chairman or his Deputy. A special department in the Company provides secretarial support whilst the Board's Secretary is not member of the Board.

8.
Following the invitation of the Board's Chairman, the Legal Counsel and officers of the company may attend the meetings of the Board, without voting rights, to the extend that issues pertaining to their responsibilities are discussed.

Article 12
Liability of the Members of the Board of Directors

        Each member of the Board of Directors of the Company is liable to the Company during the management and administration of company matters in accordance with the provisions of Codified Law 210/1920.

Article 13
Managing Director

1.
The Managing Director is the chief executive officer of the company, heads all the departments of the Company, directs their work, adopts the necessary decisions within the context of the provisions governing the operation of the Company, of the approved programs and the budgets and has the statutory authority and whatever ad hoc responsibilities granted to him by the Board of Directors, to:

(a)
represent the Company in any and all its relations vis-à-vis subsidiaries, companies and undertakings in joint-venture companies as well as in any other common with other person's business activity, in and outside of Greece.

(b)
Submit to the Board of Directors of the company the proposals and instructions necessary for the implementation of plans provided for under Article 2 of these Articles of Incorporation.

(c)
Decide upon and executes agreements of an object, up to the amount specified by a resolution of the Board of Directors.

(d)
Decide upon the internal organization and all the regulations governing the operations of the Company with the exception of the Audit Committee of OTE, the Internal Operations Regulations and the General Personnel Regulations as well as on matters regarding industrial relations, and takes all the necessary measures for the upgrading and effective use of the personnel, organizational charts and education and training programs.

With regard to issues pertaining to industrial relations and the General Personnel Regulations of OTE, any proposals or resolutions for change whatsoever, require the consent of the parties involved, by means of execution of a collective labour agreement by the representative body of the employees (OME-OTE). Issues bearing on the Operation Regulations of the Audit Committee of OTE and the Internal Operations Regulations require resolution of the Board of Directors.

2.
When absent or impeded, the Managing Director is substituted by the Vice-Chairman of the Board of Directors.

Article 14
Representation of the Company

        The Managing Director represents the Company in Courts, extrajudicial proceedings and before every Authority for every act, be it under his own authority or the authority of the Board of directors, acting in person or by granting proxy rights to third persons to represent the Company, by decision thereof unless a notary type is required pursuant to the law.

        If the Company must appear in person in Court, before the District Attorney, Tax Authorities, Local Authorities or any other Authority, or if the Company must take oath, the oath-taking process will be undertaken by the Managing Director or his deputy or an employee of the Company specifically designated by decision of the Managing Director.

Article 15
Non Competition.

1.
The members of the Board of Directors and their relatives up to the second degree, the General Directors and their relatives up to the second degree as well as the personnel of the Company, are prohibited from effecting, either on separate occasions or on a professional basis, any commercial activities similar to the objects of the Company, for their own account or on behalf of third parties, or from being members of the board of directors, senior managers, employees or agents of companies having objects similar to those pursued by the Company, as well as from participating in the capacity of partner or to hold a substantial interest in the share capital of another company having similar objects to that of the Company, without the consent of the General Assembly of the Company. The aforementioned prohibitions do not apply to participations in the Company's subsidiaries.

2.
In the event that the aforementioned provision is breached, the Company retains the right to request compensation in accordance with paragraphs 2 and 3 of article 23 of Codified Law 2190/1920.

3.
The prohibition of article 16, par.l is in effect for a period of two years following the termination of the tenure of any member of the Board of Directors, for any reason whatsoever, or after the resignation from the Company of an officer who has served as General Director or in the senior management of OTE during the preceding two, years for any reason whatsoever.

Article 16
Impediments—Incompatibility of the Members of the Board of Directors.

1.
The members of the Board of Directors must have completed twenty-five (25) years of age.

2.
The capacity of member of the Board of Directors, other than the impediments provided by law, is incompatible with the identity of member of a management body of a union of the employees or the pensioners of the Company.

3.
The election and acceptance by a member of the Board of Directors of a membership in the management body of a union necessarily results in his expulsion from the aforementioned body of the Company.

Article 17
Protection of the Employees' Representatives

        The employees of the Company who are members of the Board of Directors, in accordance with the provisions in force to date, are entitled throughout the period of their term and for one year following its expiry, to the protection of article 14 paragraphs 5 to 9 of Law 1264/1982, as well as to every other more favourable protection to be provided by law.

CHAPTER C

        RIGHTS OF THE STATE—POWERS OF THE GENERAL ASSEMBLY—CONVOCATION OF THE GENERAL ASSEMBLY—NOTIFICATION AND AGENDA—SUBMISSION OF DOCUMENTS FOR PARTICIPATION IN THE GENERAL ASSEMBLY—REGISTER OF SHAREHOLDERS HAVING THE RIGHT TO VOTE—ORDINARY QUORUM—EXTRAORDINARY QUORUM—CHAIRMAN AND SECRETARY OF THE GENERAL ASSEMBLY DAILY AGENDA—RESOLUTION TO EXONERATE MEMBERS OF THE BOARD OF DIRECTORS—MINORITY RIGHTS

Article 18
Rights of the State

        The Greek State, in its capacity as shareholder of OTE, exercises the rights granted to it under these Articles of Incorporation and the provisions of law, with regard to societes anonymes, as in force each time.

Article 19
Powers of the General Assembly of the Shareholders of the Company

1.
The General Assembly of the shareholders of the Company is the foremost body of the Company and has the right to resolve upon all matters concerning the Company unless otherwise specified in these Articles of Incorporation.

2.
Every shareholder of fully paid in shares having the right to vote may participate in the General Assembly of the shareholders of the Company according to the number of shares held by the same.

3.
The resolutions of the General Assembly also bind those shareholders who are absent or disagree.

Article 20
Convocation of the General Assembly of Shareholders

1.
The General Assembly of the shareholders of the Company is convoked by the Board of Directors and ordinarily convenes at the corporate seat of the Company at least once a year, and in any case always within the first six (6) months as of the expiry of every fiscal year. The Board of Directors may convoke the General Assembly of shareholders of the Company in an extraordinary assembly, if deemed expedient.

2.
The notification for the convocation of the extraordinary General Assembly of the shareholders of the Company, with the exception of repeated assemblies and of those equated to such, is published in accordance with the provisions of these present Articles of Incorporation, at least twenty (20) days before the specified date of the assembly. All holidays are included in these time limits. The date of publication of the notification of the General Assembly and the date of the assembly itself are not included. The day of the convocation of the assembly cannot be a holiday.

Article 21
Notification—Daily Agenda of the General Assembly of the Shareholders of the Company

1.
The notification of the ordinary or extraordinary General Assembly of the shareholders of the Company and of every repeated General Assembly must specify the venue, the date and the time of the assembly as well as the issues of the daily agenda. The Managing Director of the Company prepares the daily agenda and determines its contents which are approved by the Board of directors of the Company. The notification is posted at a visible position of the offices of the Company and is published in the following manner:

(a)
In the issue of Société Anonymes of the Government Gazette in accordance with article 3 of Presidential Decree "Re Statement of Limited Liability Companies" dated January 16, 1930.

(b)
In at least one daily newspaper published in Athens, which, in the Board of Director's judgment, circulated throughout the country and is chosen amongst the newspapers of article 3 of the Legal Decree 3757/1957, as in force today.

(c)
In at least one financial newspaper of those specified by decision of the Minister of Commerce, in accordance with article 26 paragraph 2c of Codified Law 2190/1920.

(d)
In two newspapers of broad circulation in Europe and in the United States of America subject to the provisions of the relevant law of the place of the publication.

2.
The notification is published ten (10) days before the General Assembly of the shareholders of the Company in the issue of Société Anonymes of the Government Gazette and twenty (20) days before the General Assembly in the aforementioned newspapers. In the event repetition of the General Assemblies the aforementioned time limits are reduced by one half.

3.
Ten (10) days before the ordinary General Assembly every shareholder is entitled to receive from the Company its annual financial statements, the respective reports of the Board of Directors and the certificate of the auditors as well as the that of the auditor specified in article 32 paragraph 1 of these Articles of Incorporation.

Article 22
Submission of Documents for Participation in the General Assembly

1.
The shareholders who wish to participate in the General Assembly must submit the certificate of the Central Securities Depository S.A, provided for in article 51 of Law 2396/1996, at the Company's counters at least five (5) days before the day of the General Assembly. The documents of authorization of the shareholders' representatives are submitted to the Company's counters within the same time limit.

2.
The shareholders having the right to participate in the general Assembly may be represented at the same in proxy by a person whom they have legally authorized.

3.
Shareholders who have not complied with the provisions of paragraph 1 of the present article may participate in the General Assembly upon permission by the latter.

Article 23
Register of Shareholders having the Right to Vote

        Forty eight (48) hours before each General Assembly the Board of Directors is under the obligation to post in a visible position of the offices of the Company a register of shareholders having the right to vote at the General Assembly together with all notices of any proxies thereof, the number of shares and votes held by each and the addresses of the shareholders and of their proxies.

Article 24
Ordinary Quorum and Majority of the General Assembly

1.
The General Assembly is in quorum and convenes validly on the issues of the agenda when it is represented by at least twenty (20) percent of its paid in share capital.

2.
In the event that such quorum does not exist during the first convocation a new repeated assembly is held within twenty (20) days of the date of the assembly which was cancelled, upon prior notification of at least ten (10) days.

  The repeated assembly is in quorum and convenes validly on the issues of the daily agenda irrespectively of the percentage of the paid in share capital represented at the same.

3.
The resolutions of the General Assembly are adopted upon an absolute majority of the votes represented at the assembly.

4.
The Greek State, in its capacity as shareholder, is represented at the General Assembly by the Minister of Finance.

Article 25
Extraordinary Quorum and Majority

1.
Exceptionally the General Assembly is in quorum and convenes validly on the issues of the agenda in the event that two thirds (2/3) of the paid in share capital are represented at the same, with regard to matters relating to:

(a)
Merger or dissolution of the Company.

(b)
Increase or decrease of the share capital, with the exception of the increases of article 6 paragraphs 1 and 2 hereof.

(c)
Issuance of debt instruments with the exception of article 6 paragraph Ib of these Articles of Incorporation.

(d)
Amendment of the manner of allocation of profits.

(e)
Increase of the liability of the shareholders.

(f)
Limitation or cancellation of the preemption rights of existing shareholders in the event of increases to the capital by means of payment in cash or contributions in kind.

(g)
Amendment of the special majority of the Board of Directors provided in article 6 of the present Articles of Incorporation.

(h)
Amendment of this present article.

2.
In the event that the quorum of the preceding article is not achieved during the first assembly, within twenty (20) days of this assembly and upon prior notification of at least ten (10) complete days, the first repeated assembly is held, which is in quorum and convenes validly on the issues of the initial agenda when at least one half (1/2) of the paid in share capital is represented at the same.

3.
In the event that this second quorum is not achieved the General Assembly convenes once again within twenty days as of the first repeated assembly, upon prior notification of at least ten (10) complete days, and is in quorum and convenes validly on the issues of the initial agenda when at least one third (1/3) of the paid in share capital is represented at the same.

4.
All of the resolutions of paragraph 1 of the present article are adopted upon a majority of two thirds (2/3) of the votes represented at the assembly.

Article 26
Chairman—Secretary of the General Assembly of the Shareholders of the Company

1.
The General Assembly of the shareholders of the Company is temporarily chaired by the chairman of the Board of Directors or, when he impeded from attending, by substitute. The duties of the secretary are carried out temporarily by that person appointed by the chairman.

2.
Following approval of the register of shareholders having the right to vote, the assembly then elects its chairman and secretary who also carries out the duties of scrutineer.

Article 27
Agenda—Minutes of the General Assembly of the Shareholders of the Company

1.
The discussions and resolutions of the General Assembly are limited to those matters appearing on the agenda.

2.
Minutes are held on all issues discussed and resolved upon and are signed by the Chairman and Secretary of the General Assembly.

3.
Copies and excerpts of the minutes are certified by the Chairman of the Board of Directors or by his substitute.

4.
In the event that only one shareholder appears at an assembly, the same is attended by a representative of the Ministry of Commerce or by a notary public situated at the corporate seat of the Company, who countersigns the minutes of the assembly.

Article 28
Exoneration of the Members of the Board of Directors and of the Auditors

        Following the approval of the financial statements, the General Assembly of the shareholders of the Company, upon a special vote, carried out on a name-by-name basis, may resolve upon the exoneration of the members of the Board of Directors and of the auditors of article 32, paragraph 1 of all liability toward the Company. The exoneration provided for hereunder does not apply in the cases of article 22a of Codified Law 2190/1920.

Article 29
Rights of Minority Shareholders

1.
In the event of an application by shareholders representing one twentieth (1/20) of all of the paid in share capital, the Board of Directors is under the obligation to convene an extraordinary General Assembly of the shareholders of the company, stating the date of its convocation, which cannot be more that thirty (30) days form the date of service of the application to the chairman of the Board of directors. Such application must specify the issues of the agenda with clarity. The annual ordinary General Assembly of the shareholders of the Company, may operate as an extraordinary General Assembly in the case where the annual General Assembly of the shareholders of the Company takes place within the aforementioned period of thirty (30) days.

2.
In the event of an application by the shareholders representing one twentieth (1/20) of all of the paid in share capital, the chairman of the General Assembly of the shareholders of the Company is under the obligation to postpone only once the adoption of a resolution by the ordinary or extraordinary General Assembly of the shareholders of the Company, setting the date of the assembly for the adoption of those resolutions specified in the respective application of the shareholders. The date of the new assembly cannot be more than thirty (30) days from the date of the postponement.

3.
In the event of an application by the shareholders representing one twentieth (1/20) of all of the paid in share capital, which must be filed with the Company five (5) days before the ordinary General Assembly of the shareholders of the Company, the Board of Directors is under the obligation to:

(a)
Disclose to the General Assembly of the shareholders of the Company all those amounts paid within the previous two years, for any reason whatsoever, to the members of the Board of Directors or to the senior management or to other personnel and every other payment of the Company effected toward such persons, as well as every agreement in force, for any reason whatsoever, with such persons.

(b)
Provide specific information requested with regard to the affairs of the Company, to the extent that such are useful for the appraisal of the issues of the agenda. The Board of directors may refuse to provide the information requested for reasonable cause, stating the respective reasoning in the minutes.

4.
In the event of an application by the shareholders representing one twentieth (1/20) of all of the paid in share capital, which is submitted to the Company within the time limit of the previous paragraph, the Board of Directors is under the obligation to provide, during the General Assembly, or, if it prefers, before the same, their representative with information regarding the development of the company affairs and the condition of the Company's property. The provision of article 39, paragraph 5 of Codified Law 2190/1920 does not apply. The Board of Directors may refuse to provide the aforementioned information for reasonable cause, stating the respective reasoning in the minutes.

5.
In the cases of paragraphs 3(b) and 4 of this article any doubt whatsoever regarding the viability of the reasoning is resolved by the competent Single Member Court of First Instance of the corporate seat of the Company by means of injunctive proceedings.

6.
In the event of applications by shareholders representing one twentieth (1/20) of all of the paid in share capital, the adoption of a resolution on any issue whatsoever on the daily agenda of the General Assembly is effected on a name-by-name basis.

7.
Shareholders of the Company representing at least one twentieth (1/20) of all of the paid in share capital of the Company have the right to request the audit of the Company by the competent Court of the Company's corporate seat. The audit is ordered if it is considered likely that as a result of the accused actions, the provisions of law or of these Articles of Incorporation or of the resolutions of the General Assembly, are being infringed.

8.
Shareholders of the Company representing at least one twentieth (1/20) of all of the paid in share capital, have the right to request the audit of the Company by the competent Court, in accordance with the previous paragraph, provided that, as a result of the overall development of the Company, it appears likely that the management of the Company's affairs is not conducted in a manner compatible with customary and diligent management principles. The provisions of article 40, paragraph 3(b) of Codified Law 2190/1920 do not apply.

9.
Where articles 39 and 40 of Codified Law 2190/1920 provide for the submission of shares for the exercise of the respective rights, the submission of the certificate of the Central Securities Depositary, provided for under article 51 of Law 2396/1996, to a foreign bank is also allowed.

CHAPTER D

CHARTERED AUDITORS—FISCAL YEAR—ANNUAL ACCOUNTS—ALLOCATION OF PROFITS—
PAYMENTS OF DIVIDENDS—GROUNDS FOR DISSOLUTION OF COMPANY—LIQUIDATION

Article 30
Auditors

1.
In order to timely adopt a resolution of the General Assembly of the shareholders of the Company with respect to the annual accounts (annual financial statements) of the Company, these must have been previously audited by an auditor or auditors of the Organization of Chartered Auditors, as defined by Codified law 2190/1920 in conjunction with article 75 of Law 1969/1991 (Government Gazette 167A) and Presidential Decrees 226/1992 and 227/1992 (Government Gazette 120A), as in force each time, as well as by an auditor of recognized international reputation who possesses the qualifications necessary for the completion of the audit on the basis of international auditing standards.

2.
The ordinary General Assembly of the shareholders of the Company annually elects the chartered auditors and the internationally reputed auditor provided for under paragraph 1 of this article.

3.
Within five (5) days from the convocation of the General Assembly of the shareholders of the Company which appointed the chartered auditors and the internationally reputed auditor provided for under paragraph 1 of this article, as announcement of their appointment must be made to the Company and in the event where they do not refuse such retention within a period of five (5) days they are deemed to have accepted such retention and are liable for all the responsibilities and obligations provided for under articles 37 and 43(a), paragraph 3(c) of Codified law 2190/1920.

4.
The auditors' report, other than the information set out under paragraph 1 of article 37 of Codified Law 2190/1920, must also mention the following:

(a)
whether the attachments to the report contain the information of paragraph 1 or 2 of article 43(a) of Codified law 2190/1920, and

(b)
whether the reconciliation of the content of the report of the Board of Directors approved by the Board of Directors together with the respective financial statements referred to in article 43 a, paragraph 3 of Codified Law 2190/1920 has been confirmed.

Article 31
Financial Year

        The financial year of the Company commences on January 1 and ending on December 31 of each year.

Article 32
Annual Accounts
(annual financial statements and their publication)

1.
At the end of each fiscal year the Board of Directors, upon the recommendation of the managing Director, draws up the annual accounts (annual financial statements) in accordance with the provisions of articles 42a, 42b, 42c, 42d, 42e, 43, 43a and 43b of Codified Law 2190/1920, as applicable.

  The annual financial statements must present the actual situation of the condition of the property, the economic and financial situation and the profits and losses of the Company with absolute clarity. The financial statements consist of the following:

  (a)
  balance sheet,

  (b)
  profit and loss accounts,

  (c)
  profit allocation table, and

  (d)
  addendum to the balance sheet.

  The management report and any additional statements on financing, procurement and results are also prepared.

2.
Before the General Assembly may adopt a valid resolution with regard to the annual financial statements of the Company, which have been approved by the Board of Directors, these must be signed by:

(a)
the Chairman of the Board of Directors or his deputy,

(b)
the Managing Director; if the latter is also the Chairman of the Board, then the Director designated by the Board to this end, and

(c)
the head of the accounting department.

  In the event of disagreement as to the manner of the presentation of the financial statements pursuant to these present Articles of Incorporation, the aforementioned persons are obligated to submit their objections to the General Assembly of the shareholders of the Company.

3.
The management report of the Board of Directors submitted to the General Assembly of the shareholders of the Company must provide a clear and true depiction of the development of the activities and financial status of the Company as well as information on the foreseeable course of the commercial activity and on its activities in the areas of research and development, including those items referred to in paragraph 3(b) of article 43a of Codified Law 2190/1920. Moreover the report must also refer to any and other material event which have occurred during the period commencing upon expiry of the financial year and the date of submission of the report.

4.
Copies of the annual financial statements, together with the respective reports of the Board of Directors and of the auditors, are submitted by the Company to the competent regulatory authority at least twenty (20) days before the ordinary General Assembly of the shareholders of the Company.

5.
The balance sheet of the Company, the account of financial year results profit allocation table together with the respective certificate audit by the chartered auditors, is published in the manner set forth under the next paragraph.

6.
The Board of Directors of the Company is under the obligation to publish the documents of the previous paragraph 5, at least twenty (20) days before the convocation of the General Assembly, in the following manner:

(a)
In one daily newspaper which satisfies the conditions of article 3 of Legislative Decree 3757/1957, published in Athens and having a broad circulation throughout the country, in the Board of Directors' judgment, as well as at least one daily or weekly newspaper published where the Company has its registered offices, and if such daily or weekly newspaper is not published in this area, then on a daily or weekly newspaper published in the prefecture where the Company has been registered.

(b)
In one daily financial newspaper which satisfies the conditions of article 26, paragraph 2 of Codified Law 2190/1920.

(c)
In the issue of Société Anonymes of the Government Gazette, ten (10) days before the date of the convocation of the General Assembly of the shareholders of the Company.

7.
Summary table of the annual and semi-annual financial statements of the Company are published in a newspaper of broad circulation in Europe and the United States subject to the provisions of the applicable legislation.

8.
Within twenty (20) days from the approval of the financial statements of the Company by the General Assembly of the shareholders of the Company, a copy of the approved financial statements is submitted to the competent regulatory authority together with a certified copy of its minutes as provided for under article 26a, paragraph 2 of Codified Law 2190/1920.

9.
In addition to the aforementioned financial statements, the Company draws up at the end of each financial year the following financial statements, in accordance with international accounting standards which are approved by the ordinary General Assembly:

(1)
Balance sheet, (2) Financial Year Results Report and (3) Assets Source and Allocation Table. These statements are audited by the chartered auditors of the Company and internationally reputed auditor as provided for under article 30 par. 1 of these Articles of Incorporation.

Article 33
Allocation of Profits

        The following apply with respect to the allocation of profits:

1.
The withholding of the amount necessary for ordinary capital reserve takes precedence, as defined by law, meaning that at least one twentieth (1/20) of the net profits are withheld to this end. Such withholding is no linger mandatory by way of law when the capital reserve is equal to at least one third (1/3) of the paid in share capital.

2.
The minimum permissible limit of the dividend is set at the greater of six percent (6%) of the share capital or thirty five percent (35%) of the net profits. The General Assembly may resolve to allocate of the remaining profits by the quorum and majority provided for under article 29, paragraphs 3 and 4 of these Articles of Incorporation and article 31, paragraph 2 of Codified Law 2190/1920.

Article 34
Payment of Dividend

        The shareholders participate in the net profits of the Company upon approval of the annual accounts (annual financial statements) by the General Assembly, and the amount approved to be allocated is paid to the shareholders within two (2) months from the convocation of the ordinary General Assembly of its shareholders which approved the annual financial statements.

Article 35
Grounds of Dissolution of the Company

1.
The Company is dissolved:

(a)
upon the expiry of its term, provided that the General Assembly of the Shareholders has not previously resolved upon the extension of its term,

(b)
by means of a resolution of the General Assembly of the Shareholders of the Company by the extraordinary quorum and majority of article 26, upon a respective recommendation of the Managing Director of the Company,

(c)
in the event that the Company is declared bankrupt.

2.
The concentration of all of the shares in one person does not constitute reason for the dissolution of the Company.

3.
In the event that the total of the own funds of the Company, as set out in the balance sheet model form provided under article 42c of Codified Law 2190/1920 are reduced to half (1/2) or to less than half (1/2) of the share capital, the Board of Directors is under the obligation to convoke the General Assembly within six (6) months from the expiry of the financial year in order to resolve upon the dissolution of the Company or the adoption of another measure.

Article 36
Liquidation

1.
Other than in the event of bankruptcy, the dissolution of the Company is followed by its liquidation. In the event of article 37, paragraph l(a) hereof, the Managing Director serves as liquidator until the liquidators are appointed by the General Assembly of the shareholders of the Company. In the event of article 37, paragraph l(b) hereof, the General Assembly of the shareholders of the Company by means of the same resolution also appoints the liquidators.

  The liquidators appointed by the General Assembly may be two (2) to four (4) in number, shareholders or not, of whom one shall be the representative of the minority shareholders. The liquidators exercise all the powers of the Board of Directors related to the procedure and the object of the liquidation, as such have been set by the General Assembly of the shareholders of the Company, the resolutions of which they are under the obligation to abide with. The appointment of the liquidators ipso jure results in the termination of the powers of the members of the Board of Directors.

2.
The liquidators appointed by the General Assembly are under the obligation, as soon as they resume office, to compile an inventory of the Company's property and to publish the same in the press and in the issue of Société Anonymes of the Government Gazette, a copy of which is submitted to the department of commerce of the competent prefecture.

3.
The liquidators are under the same obligation upon the termination of the liquidation.

4.
The General Assembly of shareholders retains all of its rights during the duration of the liquidation.

5.
The balance sheets of the liquidation are approved by the General Assembly of the shareholders of the Company which also resolves upon the absolution of the liquidators from every liability.

6.
The results of the liquidation per year and the report on the reasons for which its completion has been obstructed are submitted to the General Assembly of the shareholders of the Company.

CHAPTER E

GENERAL PROVISIONS
Article 37

        All matters not regulated under these present Articles of Incorporation are regulated by the provisions of Codified law 2190/1920, as in force each time, Law 2937/2001 (Government Gazette 169 A) and by any other special laws regarding the Organization.

Article 38

        The Company's logo is as follows:

Athens, 17 June 2004

CHAIRMAN OF THE BOARD OF DIRECTORS
AND MANAGING DIRECTOR
(duly signed) Panagis Vourloumis
SEAL WITH THE FOLLOWING TEXT:

Certified True Copy

Of the Articles of Association of the above named Joint Stock Company (S.A.) that has been duly filed in the Registry of Joint Stock Companies Registry (S.A.) that is kept by our Service, under Reg. No: 347/06/B/10 as it is currently in force after the General Meeting of its Shareholders which took place on 17.06.2004.

Athens, 25 June 2004
(duly signed & official seal of the Ministry of Development)
Head of the Department
I. MANOLIDAKIS

True and exact translation of the attached document according to Law 3026/1954 (Code for Lawyers)

Athens, 28 June 2004

ALEXANDRA PAPADEA
ATTORNEY AT LAW
HEAD OF CORPORATE DIVISION
99 KIFISSIAS AVE. 15124 MAROUSSI
ATHENS, GREECE
TEL.No: +302106117350, FAX: +302106118894

QuickLinks

  Exhibit 1.1
ARTICLES OF INCORPORATION OF THE HELLENIC TELECOMMUNICATIONS ORGANIZATION S.A. (OTE S.A.)